Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES ORGANIZATIONAL CHANGES TO

SUPPORT ITS LONG-TERM STRATEGY

NEW ALBANY, OHIO, October 18, 2012 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI), a leading supplier of fully integrated system solutions for the global commercial vehicle market, today announced the realignment of several members of its leadership team to better support the Company’s strategic objectives in key markets outside North and South America.

Timo Haatanen has joined Commercial Vehicle Group as European Managing Director, with direct responsibility for its European operations and end-market development. Mr. Haatanen brings substantial senior level sales, purchasing and supplier management experience through various assignments throughout the United States and Europe. He also brings extensive market experience in successfully launching multiple product platforms to increase market share.

W. Gordon Boyd, who previously served as President of Asian, European and Australian Markets, will devote his extensive international manufacturing experience to the Indian and Australian markets, which the Company has targeted as key to its long-term strategic growth initiatives. As President of the Indian and Australian markets, Mr. Boyd will be responsible for the operations, growth and end-market development in these strategic geographic regions.

Greg Wells, Asian Managing Director, who has been with the Company since 2005, will be responsible for its China operations as well as the continued growth and end-market development in that region.

“This structure allows us to fully utilize our leadership talent in pursuing growth outside of North and South America,” said Mervin Dunn, President and CEO of Commercial Vehicle Group. “I am confident that the management team in place has the ability to take CVG to the next level as a global leader,” added Mr. Dunn.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.

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